News Release
For Immediate Release

     OccuLogix Appoints Adrienne L. Graves, Ph.D. to Its Board of Directors

TORONTO, ON - May 2, 2005 - OccuLogix, Inc. (NASDAQ:RHEO; TSX:RHE) announced today that Adrienne L. Graves, Ph.D. has been appointed to its Board of Directors.

Since 2002, Dr. Graves has been President and CEO of Santen Inc., a wholly owned subsidiary of Japan's Santen Pharmaceutical Co., Ltd. (Tokyo Stock Exchange:
4536). She joined Santen Inc. in 1995 as Vice President of Clinical Affairs to initiate the company's clinical development in the U.S. Under her leadership, Santen's research and development team successfully developed and obtained U.S. Food and Drug Administration ("FDA") approval for three ophthalmic products in major therapeutic areas. Santen's U.S. products are now marketed by Johnson & Johnson Vision Care.

Prior to joining Santen Inc., Dr. Graves spent nine years with Alcon Laboratories, Inc. (NYSE:ACL), beginning in 1986 as a Senior Scientist. In 1991, she received Alcon's Technical Excellence Award and, as her research progressed, was named Associate Director of Alcon's Clinical Science Division in 1992 and then Director of International Ophthalmology in 1993.

Dr. Graves is the author of over 30 research papers. She is a member of a number of professional associations, including the Association for Research in Vision and Ophthalmology, the American Academy of Ophthalmology, the American Glaucoma Society, and Women in Ophthalmology. In addition, Dr. Graves co-founded Ophthalmic Women Leaders with Dr. Marguerite McDonald.

She received her B.A. in psychology with honors from Brown University, her Ph.D. in psychobiology from the University of Michigan and completed a postdoctoral fellowship in visual neuroscience at the University of Paris.

Elias Vamvakas, OccuLogix's Chairman and CEO, commented, "On behalf of the staff and Board of OccuLogix, I would like to welcome Dr. Graves. We all look forward to working with Adrienne and benefiting from her valuable involvement in the clinical, regulatory and commercial development of the RHEOTM procedure."

About OccuLogix, Inc.

OccuLogix is a health care company that brings innovative and evidenced-based medical therapies to market. OccuLogix's common shares trade on the NASDAQ National Market under the symbol 'RHEO' and on the Toronto Stock Exchange under the symbol 'RHE'.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any

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forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian regulatory authorities, including our Registration Statement on Form S-1. We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com